For Immediate Release
The J. M. Smucker Company Announces First Quarter Results

ORRVILLE, Ohio, August 17, 2007--The J. M. Smucker Company (NYSE: SJM) today announced results for the first quarter ended July 31, 2007, of its 2008 fiscal year. Results for the quarter include the operations of Eagle Family Foods Holdings, Inc. (“Eagle”) since the acquisition closing date of May 1, 2007.

First Quarter Results

	Three months ended July 31,
	2007	2006	% Increase
	(Dollars in millions, except per share data)

Net sales	$561.5	$526.5	7%
Net income:
Income	$40.8	$28.7	42%
Income per diluted share	$0.71	$0.50	42%

Net sales increased 17 percent in the first quarter, excluding the Canadian nonbranded, grain-based foodservice and industrial businesses sold in September 2006. The acquired Eagle businesses contributed $43.5 million in the quarter, accounting for approximately one-half of the increase in net sales. Also contributing to growth in the quarter were the Jif®, Crisco®, Pillsbury®, and Uncrustables® businesses, and strong performance across the special markets segment. Net sales growth, gross margin improvements, and a reduction in restructuring costs, all contributed to an increase in net income for the quarter.

Net income per diluted share for the quarter was $0.71, a 42 percent increase over last year’s first quarter. Net income for the first quarter of 2008 included restructuring and merger and integration costs of $0.01 per diluted share, while net income for the first quarter of 2007 included restructuring costs of $0.09 per diluted share. Excluding these costs in both years, the Company’s income per diluted share was $0.72 in the first quarter of 2008, and $0.59 in the first quarter of 2007, an increase of 22 percent.

“Once again, our brands delivered good sales growth in the quarter,” commented Tim Smucker, chairman and co-chief executive officer. “Earnings grew at an even greater rate than sales, a significant accomplishment in a very difficult cost environment. The addition of Eagle to our portfolio supports our strategic emphasis on owning leading North American brands and enhances our future growth opportunities.”

“We have started the year with good momentum,” added Richard Smucker, president and co-chief executive officer. “’To support future growth, we continue to introduce new products and are spending behind our brands with marketing support. We are committed to investing in the long-term growth of our brands, even as we expect raw material costs to continue to escalate for the foreseeable future.”

The Company uses income and income per diluted share, excluding restructuring and merger and integration costs, as key performance measures of results of operations for purposes of evaluating performance internally. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of results excluding such charges is consistent with the way management internally evaluates its businesses, facilitates the comparison of past and present operations, and provides a more comprehensive understanding of the financial results. A reconciliation of non-GAAP measures to net income for the current quarter is included in the “Unaudited Financial Highlights” table.

Margins
	Three months ended July 31,
	2007	2006
	(% of net sales)
Gross margin	33.1%	30.0%
Selling, distribution, and administrative	20.8%	20.6%
Operating margin	12.2%	9.3%

Operating income increased by $19.6 million, or 40 percent, compared to the first quarter of 2007. The quarter’s operating income was favorably impacted by lower restructuring charges compared to last year. In addition, the current quarter’s margins benefited from the divestiture of the lower margin, nonbranded Canadian businesses in the second quarter of fiscal 2007. Favorable product mix, mainly attributable to increased peanut butter sales, and improved Uncrustables profitability also contributed to margin improvement.

The Company realized significantly higher commodity costs during the quarter as compared to the same period last year. Pricing actions taken over the last several quarters helped to offset a portion of the increased costs. Commodity costs are expected to continue to rise, particularly for milk, soybean oil, wheat, and peanuts. As a result, future pricing actions are anticipated.

Selling, distribution, and administrative expenses as a percentage of net sales increased in the first quarter of 2008 as marketing and selling expenses increased at a higher rate than sales.

Other

Interest expense increased by $4.0 million in the first quarter of 2008 compared to the first quarter of 2007, resulting from the issuance of $400 million in senior notes, a portion of which was used to repay short-term debt used in financing the Eagle acquisition. The investment of excess proceeds resulted in an increase in interest income of $1.5 million during the quarter compared to the same quarter last year.

In June 2007, the Company divested its industrial ingredients business in Scotland resulting in a pre-tax gain of $1.9 million and an after-tax gain of $0.5 million. The effective tax rate for the quarter was 36.1 percent due primarily to taxes associated with the divestiture of the Scotland operation and repatriation of foreign earnings. However, the Company expects a tax rate for the full year of approximately 34.5 percent.

Segment Performance

Net sales	Three months ended July 31,
	2007	2006	% Increase (Decrease)
	(Dollars in millions)
U.S. retail market	$418.2	$353.3	18%
Special markets	$143.4	$173.2	(17%)
Special markets excluding divested nonbranded Canadian businesses	$143.4	$125.9	14%

U.S. Retail Market

U.S. retail market segment net sales for the quarter were up 18 percent. Net sales in the consumer strategic business area increased 6 percent led by peanut butter and Uncrustables. A temporary interruption in supply of peanut butter in the market continued through the first quarter, adding to demand for the Company’s products. Net sales in the consumer oils and baking strategic business area were up 42 percent. Excluding the contribution of $38.3 million from the acquired Eagle business, consumer oils and baking sales increased 10 percent due to growth in oils, baking mixes and frostings, and the impact of the White Lily® brand acquired in the second quarter of 2007.

Special Markets

Net sales in the first quarter for the special markets segment, excluding divested businesses, increased 14 percent resulting primarily from a 36 percent increase in the foodservice strategic business area. Foodservice sales increased 21 percent excluding the contribution of Eagle. Contributing to growth in special markets, sales in beverage were up 11 percent and Canada sales were up 6 percent primarily resulting from the impact of favorable exchange rates.

Conference Call

The Company will conduct an earnings conference call and webcast on Friday, August 17, 2007, at 8:30 a.m. E.T. The webcast, as well as a replay in downloadable MP3 format, can be accessed from the Company’s website at www.smuckers.com. For those unable to listen to the webcast, an audio replay will be available following the call and can be accessed by dialing 888-203-1112 or 719-457-0820, with a pass code of 4871503, and will be available until Friday, August 24, 2007.

About The J. M. Smucker Company

The J. M. Smucker Company is the leading marketer and manufacturer of fruit spreads, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and health and natural foods beverages in North America. Its family of brands includes Smucker’s®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, White Lily® and Martha White® in the United States, along with Robin Hood®, Five Roses® and Bick’s® in Canada. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth and Independence established by its founder and namesake more than a century ago. Since 1998, the Company has appeared on FORTUNE Magazine’s annual listing of the 100 Best Companies to Work For in the United States, ranking number one in 2004. For more information about the company, visit www.smuckers.com.

The J. M. Smucker Company Forward-Looking Language

This press release contains forward-looking statements, including statements regarding estimates of future earnings and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially. Uncertainties that could affect actual results include, but are not limited to, volatility of commodity markets from which raw materials are procured and the related impact on costs, crude oil price trends and its impact on transportation, energy, and packaging costs, raw material and ingredient cost trends, the ability to successfully implement price changes, particularly in the consumer oils and baking business, the success and cost of introducing new products and the competitive response, particularly in the consumer oils and baking area, the success and cost of marketing and sales programs and strategies intended to promote growth in the Company’s businesses, the concentration of certain of the Company’s businesses with key customers and the ability to manage and maintain key customer relationships, the timing and amount of capital expenditures, restructuring, and merger and integration costs, the timing and cost of acquiring common shares under the Company’s share repurchase authorization, and other factors affecting share prices and capital markets generally. Other risks and uncertainties that may materially affect the Company are detailed from time to time in the respective reports filed by the Company with the Securities and Exchange Commission, including Forms 10-Q, 10-K, and 8-K.

Contacts:

The J. M. Smucker Company
(330) 682-3000

Investors:
Mark R. Belgya
Vice President, Chief Financial Officer and Treasurer

Media:
Maribeth Badertscher
Director, Corporate Communications

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended July 31,
	2007	2006
	(Dollars in thousands, except per share data)

Net sales	$561,513	$526,509
Cost of products sold	375,529	361,342
Cost of products sold - restructuring	-	7,173
Gross Profit	185,984	157,994
Selling, distribution, and administrative expenses	116,750	108,397
Other restructuring costs	313	731
Merger and integration costs	432	-
Operating Income	68,489	48,866
Interest income	3,495	1,995
Interest expense	(10,093)	(6,101)
Other income (expense) - net	1,932	(569)
Income Before Income Taxes	63,823	44,191
Income taxes	23,062	15,467
Net Income	$40,761	$28,724

Net income per common share	$0.72	$0.51

Net income per common share - assuming dilution	$0.71	$0.50

Dividends declared per common share	$0.30	$0.28

Weighted-average shares outstanding	56,645,611	56,677,665
Weighted-average shares outstanding - assuming dilution	57,265,133	57,194,161

The J. M. Smucker Company
Unaudited Condensed Consolidated Balance Sheets

	July 31, 2007	April 30, 2007
	(Dollars in thousands)
Assets
Current Assets:
Cash and cash equivalents	$206,662	$200,119
Marketable securities	144,580	-
Trade receivables	148,061	124,048
Inventories	389,094	286,052
Other current assets	26,797	29,147
Total Current Assets	915,194	639,366

Property, Plant, and Equipment, Net	480,418	454,028

Other Noncurrent Assets:
Goodwill	1,069,717	990,771
Other intangible assets, net	600,552	478,194
Marketable securities	41,532	44,117
Other assets	94,819	87,347
Total Noncurrent Assets	1,806,620	1,600,429
	$3,202,232	$2,693,823

Liabilities and Shareholders' Equity
Current Liabilities:
Current portion of long-term debt	$33,000	$33,000
Accounts payable	108,731	93,500
Other current liabilities	142,154	109,968
Total Current Liabilities	283,885	236,468

Noncurrent Liabilities:
Long-term debt, net of current portion	791,903	392,643
Other noncurrent liabilities	280,755	269,055
Total Noncurrent Liabilities	1,072,658	661,698

Shareholders' Equity, net	1,845,689	1,795,657
	$3,202,232	$2,693,823

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended July 31,
	2007	2006
	(Dollars in thousands)

Operating Activities
Net income	$40,761	$28,724
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	14,770	15,127
Amortization	121	41
Asset impairments and other restructuring charges	-	7,173
Share-based compensation expense	2,826	2,659
Working capital	(48,851)	7,084
Net Cash Provided by Operating Activities	9,627	60,808

Investing Activities
Business acquired, net of cash acquired	(133,446)	(19,408)
Additions to property, plant, and equipment	(16,787)	(14,895)
Proceeds from sale of business	3,407	-
Purchase of marketable securities	(144,705)	(20,000)
Other - net	2,931	11,879
Net Cash Used for Investing Activities	(288,600)	(42,424)

Financing Activities
Proceeds from long-term debt	400,000	-
Repayments of long-term debt	(115,000)	-
Dividends paid	(17,014)	(15,809)
Purchase of treasury shares	(3,627)	(1,047)
Other - net	19,296	22,585
Net Cash Provided by Financing Activities	283,655	5,729
Effect of exchange rate changes	1,861	71
Net increase in cash and cash equivalents	6,543	24,184
Cash and cash equivalents at beginning of period	200,119	71,956
Cash and cash equivalents at end of period	$206,662	$96,140

The J. M. Smucker Company
Unaudited Financial Highlights

	Three Months Ended July 31,
	2007	2006
	(Dollars in thousands, except per share data)

Net sales	$561,513	$526,509

Net income and net income per common share:
Net income	$40,761	$28,724
Net income per common share -- assuming dilution	$0.71	$0.50

Income before restructuring and merger and integration costs: (1)
Income	$41,237	$33,861
Income per common share -- assuming dilution	$0.72	$0.59

(1)Reconciliation to net income:
Income before income taxes	$63,823	$44,191
Merger and integration costs	432	-
Cost of products sold - restructuring	-	7,173
Other restructuring costs	313	731

Income before income taxes, restructuring, and merger and integration costs	64,568	52,095
Income taxes	23,331	18,234

Income before restructuring and merger and integration costs	$41,237	$33,861

The Company uses income and income per diluted share, excluding restructuring and merger and integration costs, as key performance measures of results of operations for purposes of evaluating performance internally. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of results excluding such charges is consistent with the way management internally evaluates its businesses, facilitates the comparison of past and present operations and provides a more comprehensive understanding of the financial results.

The J. M. Smucker Company
Unaudited Reportable Segments

	Three Months Ended July 31,
	2007	2006
	(Dollars in thousands)

Net sales:
U.S. retail market	$418,155	$353,335
Special markets	143,358	173,174
Total net sales	$561,513	$526,509

Segment profit:
U.S. retail market	$78,758	$69,306
Special markets	21,636	17,277
Total segment profit	$100,394	$86,583